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                                                                    EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]
                                                                Corporate Office
                                                3697 Mt. Diablo Blvd., Suite 310
                                                             Lafayette, CA 94549
                                                                  (925) 283-4573
                                                              Fax (925) 283-4984
FOR IMMEDIATE RELEASE

                              Contacts:  Gregory Reams
                                         Central Garden & Pet
                                         (925) 283-4573

                  CENTRAL GARDEN & PET RESPONDS TO LITIGATION

                   ________________________________________

     LAFAYETTE, CALIFORNIA, July 6, 2000--Central Garden & Pet Company (NASDAQ:
CENT) today announced that its previously disclosed disputes with The Scotts Company and Pharmacia Corporation (formerly known as Monsanto Company) have resulted in litigation.

     Scotts filed suit against Central in Federal Court in Ohio to collect the purchase price of certain lawn and garden products previously sold to Central. Central has withheld payments to Scotts of approximately $17 million on the basis of claims it has against Scotts - including amounts due for services and goods previously supplied by Central and not yet paid for by Scotts. Pharmacia filed suit against Central in Missouri state court seeking an accounting and unspecified amounts allegedly due Pharmacia under the four-year alliance agreement between Central and Pharmacia which expired in September 1999, as well as damages for breach of contract.

     Central believes that the reconciliation of all accounts will not result in a balance due from Central to Pharmacia. Further, Central believes it has substantial counterclaims and rights of offset against both Scotts and Pharmacia, as well as meritorious defenses, and intends to vigorously contest both suits.

     Central Garden & Pet Company is the nation's leading manufacturer, supplier, and merchandiser of consumer lawn and garden and pet supply products. Central's proprietary branded products include Pennington Seed(R), Kaytee(R), TFH(R), Nylabone(R), Zodiac(R),
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and Four Paws(R) pet products, Island(R) aquariums, Matthews(R) Four Seasons products and Grant's(R) ant control products. Central offers its retail and branded manufacturing partners a wide array of value-added services proven to increase sales and profitability, including logistics and distribution support, inventory management, advertising and promotional programs, in-store merchandising service, and sales program development. For additional information on Central Garden & Pet, including access to the Company's SEC filings, please visit the Company's website at http://www.centralgardenandpet.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings, including, without limitation, the final accounting for all issues between the Company and Monsanto under the Solaris Agreement, such as the amounts receivable from Monsanto for cost reimbursements, payments for cost reductions and payments for services; the amounts payable to Monsanto for inventory; responsibility for obsolete inventory and for non-payment by Solaris' direct sales accounts; and costs associated with the realignment of the Company's lawn and garden distribution operations to reflect anticipated business levels for the fiscal year 2000.

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